Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
C. Allan Ducker, III	John W. Hobbs
Chief Executive Officer	Chief Financial Officer
CommunitySouth Bancshares, Inc.	CommunitySouth Bancshares, Inc.
864-306-2540	864-306-2540
aducker@csbat.com	jhobbs@csbat.com

COMMUNITYSOUTH BANCSHARES, INC.
ANNOUNCES RECORD EARNINGS FOR THIRD QUARTER 2006

Easley, SC -- October 27, 2006 -- CommunitySouth Bancshares, Inc. (OTCBB: CBSO), parent company of CommunitySouth Bank & Trust, serving the Upstate of South Carolina, today reported net income of $390,707, or $0.10 per diluted share, for the third quarter of 2006, compared to net income of $3,733, or $0.00 per diluted share, for the third quarter of 2005. Net income for the first nine months of 2006 totaled $843,248, or $0.21 per diluted share, compared with a net loss of $862,323, or $0.23 per diluted share, for the first nine months of 2005, which was the Bank’s first year of operation.

“This quarter represents our fifth consecutive and most profitable quarter since we began operations in January of 2005,” said C. Allan Ducker, III, Chief Executive Officer of CommunitySouth Bancshares, Inc. “Our revenue and resulting earnings continue to increase, driven by greater than planned loan growth and interest margin, and continued efficient operations. We attribute this growth to our intense customer-focused style of banking and branch expansion. We see additional opportunity for growth in the Upstate of South Carolina as we open additional de novo branches and the market continues to experience growth and expansion.”

Highlights for the third quarter of 2006 include the following:

•	Total assets grew $33 million, or 16%, during the quarter. Year-to-date assets grew 73%.

•	Net loans reached $191 million, up 13%, or $22 million, during the quarter. Net loans have grown 67% year-to-date. Real estate loans continue to be the driver of overall loan growth.

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Corporate Headquarters  •   6602 Calhoun Memorial Hwy, Easley, SC 29640  •  864-306-2540  •   www.communitysouthbankand trust.com

CommunitySouth Announces Record Earnings for Third Quarter 2006 (page 2)

•	Total deposits grew 19% during the quarter to $205 million. Year-to-date deposit growth is 92%. Non-interest bearing deposits grew by $2.1 million, or 20.4%, during the quarter and comprised 6.04% of total deposits, nearly the same as the 5.96% of total deposits in the previous quarter.

•	Net interest margin for the quarter was 3.90%, a decline of 27 basis points from the previous quarter. The decline was due to repricing of deposits and competitive pressure on commercial loan pricing.

•	Net interest income increased $234,827, or 13%, during the quarter. This increase in net interest income is the result of the Bank’s strong loan growth.

•	Noninterest income increased $50,317, or 35%, during the quarter. This increase in noninterest income is a result of increased mortgage loan origination and deposit fees.

•	Noninterest expenses totaled $1.4 million for the three months ended September 30, 2006, an increase of 18% from the prior quarter, reflecting the Company’s investment in an additional branch and personnel, which have begun to produce additional revenues. The Company’s efficiency ratio is 62%.

•	We believe asset quality remained extremely strong with only 0.15% adversely classified assets and no 90 day delinquencies at quarter end.

CommunitySouth’s performance since its inception has been strong compared to peer banks. According to second quarter 2006 data, the latest supplied by SNL Financial, the leading financial information provider for the financial services industry, CommunitySouth ranked third in asset size and first in net income among the 31 banks nationwide that opened in the first quarter of 2005.

“We are very proud of our results in such a short period of time,” said Ducker. “These results are only possible due to the commitment and passion of our officers and employees, and the support of our shareholders, customers, and communities. We are very excited about future opportunities for our Company.”

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CommunitySouth Bancshares, Inc. (OTCBB: CBSO) commenced operations in the Upstate of South Carolina on January 18, 2005. After completing the largest initial public offering ever for a South Carolina-based bank, the Company capitalized with $30 million and has since grown assets to over $236 million. In operation for less than two years, CommunitySouth is one of the fastest growing de novo banks in the country, compared to peer banks that also opened during the first quarter of 2005.

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Corporate Headquarters  •   6602 Calhoun Memorial Hwy, Easley, SC 29640  •  864-306-2540  •   www.communitysouthbankand trust.com

CommunitySouth Announces Record Earnings for Third Quarter 2006 (page 3)

CommunitySouth is headquartered in Easley, South Carolina and currently operates full-service offices in Easley, Mauldin, Spartanburg and Anderson, and plans to open a full-service office in Greer in November 2006.

CommunitySouth offers a complete line of banking products and services, including commercial, consumer and mortgage loans, personal and business checking and savings accounts, free online banking and bill pay, nationwide free ATMs, free business courier service, remote deposit service, courtesy overdraft coverage, and more.

For additional information about CommunitySouth, call 864-306-2540 or visit www.communitysouthbankandtrust.com.

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Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future profitability, growth, plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Corporate Headquarters  •   6602 Calhoun Memorial Hwy, Easley, SC 29640  •  864-306-2540  •   www.communitysouthbankand trust.com